Exhibit 99.1

December 19, 2012

FOR IMMEDIATE RELEASE

HDS International Announces Conversion of Debt into Equity

PROVIDENCE, RI, December 19, 2012 /PRNewswire via COMTEX/ -- HDS International Corp. (OTCQB:  HDSI), a renewable energy, agricultural sciences, waste management and eco-sustainability company, today announced the conversion of certain debt into restricted shares of the Company’s common stock.

On August 18, 2011, the Company issued a drawdown convertible promissory note with a principal balance of $500,000.  The Company has to date accrued interest of $20,055 in connection with this note.  The terms of this note grant the Company the right to convert the note (including any accrued interest) into restricted shares of the Company’s common stock at a conversion price of $0.25 per share.

Under the terms of today’s conversion, the Company has exercised its right to convert all $520,055 of principal and accrued interest into 2,080,220 restricted shares of the Company’s common stock and to cancel the note.

For additional information, please refer to the Company’s regulatory filings at www.sec.gov.

About HDS International Corp.

HDS International Corp. (OTCQB:  HDSI), based in Providence, RI, is a green technology company providing carbon capture, biosequestration and algae biomass production solutions, for the production of biogas, biofuels, bioproducts, and carbon recycling and reutilization.  Our licensed technologies provide us with an attractive strategic position and competitive advantages within our markets, which include renewable energy, agriculture, waste management and eco-sustainability. Please visit www.hdsicorp.com for more information.

Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," “may”, “would”, “will”, "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HDS International Corp.

CONTACT INFORMATION
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com